UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2010

A.D.A.M., Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-34401

Georgia	58-1878070
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

10 10th Street NE, Suite 525

Atlanta, Georgia 30309-3848

(Address of principal executive offices, including zip code)

404-604-2757

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 5, 2010, A.D.A.M., Inc. (the “Company”) announced that Kevin S. Noland resigned as President and Chief Executive Officer of the Company. On March 19, 2010, the Company announced that Mark B. Adams had been appointed to replace Mr. Noland on the Board. There is no arrangement or understanding between Mr. Adams and any other person pursuant to which Mr. Adams was selected as a director. Mr. Adams presently does not serve on any committee of the Board.

Amendment to Employment Agreement of Mark B. Adams

In connection with his appointment as President and Chief Executive Officer of the Company on January 4, 2010, the Company entered into a Second Amended and Restated Employment Agreement (the “Agreement”) with Mr. Adams dated February 24, 2010. Pursuant to the terms of the Agreement, Mr. Adams is entitled to receive an annual base salary of $250,000, which may be increased or decreased during the term of the Agreement, provided that the annual base salary cannot be reduced below $250,000. The Agreement may be terminated by either party with or without cause. In the event the Agreement is terminated by the Company without cause or by Mr. Adams with good reason, the Company will pay Mr. Adams a lump sum cash payment in an amount equal to 200% of his annual base salary in effect on the date of termination (the “Lump Sum Severance Amount”) plus an amount equal to twelve months of health insurance premiums sufficient to cover the same medical coverage as in effect on the date of termination. In the event of a change in control, Mr. Adams is entitled to the Lump Sum Severance Amount plus a prorated bonus for the year in which the termination occurs. The Agreement also contains a two-year confidentiality provision and one-year non-competition and customer and employee non-solicitation provisions.

Separation Agreement with Kevin S. Noland

In connection with his resignation as President and Chief Executive Officer of the Company on January 4, 2010, the Company entered into a Separation Agreement (the “Separation Agreement”) with Mr. Noland dated March 16, 2010. The Separation Agreement confirms that, in connection with his resignation, Mr. Noland will receive the severance amounts set forth in his Employment Agreement dated December 21, 2001, as amended.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A.D.A.M., INC.

By:	/s/ Mark B. Adams
Name:	Mark B. Adams
Title:	President, Secretary and Chief Executive
Officer

Date: March 19, 2010